Exhibit 99.1

Contacts

Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 510. 665.7984
Fax: +1 510.777.7001	Mobile: +1 925.640.0989
E: investor-relations@zhone.com	E: tracy@skycastlemedia.com

Zhone Technologies Regains Compliance with Nasdaq Minimum Bid Price Rule

Oakland, CA — March 31, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions for fiber, copper and wireless broadband infrastructures, announced today that it has received notice from The Nasdaq Stock Market (“Nasdaq”) confirming that the Company has regained compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq.

As stated in the notification from Nasdaq, on June 11, 2008, the staff of the Listing Qualifications Department notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Nasdaq Listing Rules. Following the completion of a one-for-five reverse stock split of the Company’s common stock effective March 11, 2010, the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with the minimum bid price rule and the matter is now considered closed.

About Zhone Technologies — Access for a Converging World

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The company offers the industry’s only fully-integrated portfolio of MSAP, FTTx, EFM and Wi-Fi access technologies resulting in improved network agility and reduced costs in delivering the full spectrum of access services, including residential and business broadband, VoIP, and High-Definition IPTV — over copper, fiber, and wireless. Zhone is headquartered in California and its MSAP products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders.